EX 99.1

Delek US Holdings Reports Third Quarter 2018 Results

•	Reported net income of $179.8 million and adjusted EBITDA of $310.6 million for third quarter 2018

•	Generated $367.9 million of cash from continuing operations during the third quarter 2018

•	Increased regular quarterly dividend by 4 percent to $0.26 per share

•	Announces new $500 million share repurchase authorization; expects to repurchase $150 million in fourth quarter 2018

•	Announces Big Spring Crude Oil Gathering System in the Permian Basin

•	Midstream growth plans supported by strong balance sheet with approximately $1.1 billion of cash and $4.8 million net cash position excluding DKL

BRENTWOOD, Tenn.-- November 6, 2018 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2018. Delek US reported third quarter 2018 net income of $179.8 million, or $2.03 per diluted share, versus net income of $104.4 million, or $1.29 per diluted share, for the quarter ended September 30, 2017. On an adjusted basis, Delek US reported adjusted net income of $174.8 million, or $2.02 per diluted share for the third quarter 2018. This compares to adjusted net income of $60.9 million, or $0.77 per diluted share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $310.6 million compared to Adjusted EBITDA of $186.7 million in the prior- year period. Reconciliations of net income reported under U.S. GAAP to adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

Results improved year-over-year primarily due to better performance in the refining segment. The refining segment contribution margin was $319.5 million in the third quarter 2018, compared to a contribution margin of $180.1 million in the prior-year period. The improved results in refining were driven primarily by a wider discount for the Midland to Cushing differential that more than offset a lower crack spread environment. The logistics segment contribution margin improved to $43.1 million during the quarter compared to $30.9 million in the prior-year period, as it primarily benefited from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018, a higher gross margin per barrel in west Texas and improved performance from the Paline Pipeline. The retail segment contribution margin was $15.3 million during the quarter compared to $13.5 million in the prior-year period.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "We had a great quarter as we generated $368 million of cash from continuing operations, invested in our business and returned cash to shareholders, while reducing net debt by approximately $157 million compared to June 30, 2018. Our focus to grow in the Permian Basin, where we are currently working with over half of the producers, continues to move forward with the announcement today of our Big Spring Gathering System. The combination of gathering and our proposed interest in a long-haul pipeline should support our strategy to increase the amount of stable EBITDA generation in our business model as we grow our midstream operations with a target to achieve approximately $370 to $390 million of total annualized midstream EBITDA by 2022. As we develop these projects, it should further enhance the ability of our consolidated operations to generate approximately $1.0 billion of EBITDA on a consistent basis. We believe our financial flexibility and strong balance sheet should give us the ability to fund our midstream growth plans with a mix of 60 percent to 70 percent debt and the remainder in cash during the construction period, while also returning cash to shareholders. Currently we believe our stock is a very attractive investment relative to other opportunities. We intend to repurchase $150 million of Delek US stock, or 30 percent of our new $500 million authorization, in the fourth quarter 2018. In addition, our Board of Directors approved a 4 percent increase in our regular quarterly dividend. This would bring our expected 2018 total cash returned to shareholders, including dividends and repurchases, to approximately $445 million or 14 percent of our current market capitalization. We remain focused on our rigorous capital allocation program that balances returning cash to our shareholders, investing in our business and exploring opportunities to provide future growth in order to create long term value for our shareholders."

Big Spring Gathering System
The Big Spring Crude Oil Gathering System has received commitments totaling more than 200,000 dedicated acres that will help support further development of this system by Delek US. The system will transport high quality Permian crude oil from points of origin in Howard, Borden, Martin and Midland counties in the Midland Basin to Delek US’ Big Spring terminal in Howard County. It will have approximately 250 miles of gathering and transmission pipelines, 650,000 barrels of storage and a throughput capacity of approximately 300,000 barrels per day, which may be expanded in the future. This system will allow customers to access Delek US' refining system. In 2018, the expected spending on this project is approximately $75.0 million to $80.0 million, with approximately $125.0 million to $130.0 million to be spent in 2019 to complete the project for an expected total capital cost of approximately $205.0 million. Parts of this system became operational in May 2018 and by 2022 the expected annualized EBITDA, including the crude oil quality benefit in the refining system, is approximately $40.0 million to $50.0 million. The system complements the previously announced PGC long haul crude oil pipeline, which is subject to the receipt of customary regulatory and Board approval by the partners.

Regular Quarterly Dividend and Share Repurchase
Delek US announced today its Board of Directors declared its regular quarterly cash dividend of $0.26 per share. This represents a 4 percent increase from our previous regular quarterly dividend. Shareholders of record on November 20, 2018 will receive this cash dividend payable on December 4, 2018.

Based on settlement date during the third quarter 2018, Delek US repurchased approximately 1.9 million shares of Delek US common stock for approximately $92.1 million, with an average price of $48.33 per share. For the nine months ended September 30, 2018, Delek US repurchased approximately 4.8 million shares for approximately $207.4 million, with an average price of $42.79 per share. At September 30, 2018, there was approximately $67.6 million of total available authorization remaining to repurchase shares. Based on settlement date, approximately $7.9 million of repurchases were completed in early October.

The Board of Directors approved a new $500.0 million share repurchase authorization in November 2018, which has no expiration date. Including the amounts remaining on the previously approved authorizations, Delek US has approximately $560.0 million of total authorization to repurchase shares as of November 6, 2018. Delek US expects to repurchase approximately $150.0 million during the fourth quarter 2018.

Liquidity
As of September 30, 2018, Delek US had a cash balance of $1,109.1 million and total consolidated debt of $1,862.0 million, resulting in net debt of $752.9 million. This compares to a net debt position of $909.7 million at June 30, 2018. As of September 30, 2018, Delek US' subsidiary, Delek Logistics, had $776.7 million of total debt and $19.0 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $1,090.1 million in cash and $1,085.3 million of debt, or a $4.8 million net cash position. This compares to a net debt position, excluding Delek Logistics, of $177.8 million at June 30, 2018.

Refining Segment
Refining segment contribution margin was $319.5 million in the third quarter 2018 compared to $180.1 million in the third quarter 2017. On a year-over-year basis, results benefited from a wider discount for the Midland to Cushing differential, and lower RINs expense, which more than offset a lower crack spread environment. The Gulf Coast 5-3-2 crack spread decreased to $14.33 per barrel for the third quarter 2018, compared to $15.92 per barrel for the same period in 2017 which was positively impacted from Hurricane Harvey related outages in the Gulf Coast refining system.

Results during the third quarter 2018 do not fully reflect the Midland to Cushing differential due to an inventory timing effect. The estimated realized Midland to Cushing differential included in reported results was approximately $10.40 per barrel during the third quarter 2018, taking into consideration the inventory timing effect.

During the third quarter 2018, the Midland WTI crude oil differential to Brent crude oil was an average discount of $20.48 per barrel compared to $4.84 per barrel in the prior-year period. The Midland WTI crude oil differential to Cushing WTI was an average discount of $12.67 per barrel in third quarter 2018 compared to an average discount of $0.76 per barrel in the third quarter 2017. Backwardation in the oil futures market was $1.27 per barrel in the third quarter 2018, compared to contango of $0.24 per barrel in the third quarter 2017.

Logistics Segment
The logistics segment contribution margin in the third quarter 2018 increased to $43.1 million compared to $30.9 million in the third quarter 2017. The primary factors that increased contribution margin were a benefit from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018, a higher gross margin per barrel in west Texas and improved performance from the Paline Pipeline, which were partially offset by higher operating expenses on a year-over-year basis.

Retail Segment
For the third quarter 2018, contribution margin was $15.3 million compared to $13.5 million in the prior year period for the retail segment. This improvement was primarily due to improved fuel margins. Merchandise sales were approximately $89.7 million with an average retail margin of 31.3% in the third quarter 2018, compared to merchandise sales of approximately $91.3 million with an average retail margin of 31.4% in the prior year period. Approximately 56.0 million retail fuel gallons were sold at an average margin of $0.23 per gallon in the third quarter 2018 compared to 54.4 million retail fuel gallons sold at an average margin of $0.20 per gallon in the third quarter 2017. On a same store sales basis in the third quarter 2018, merchandise sales increased 3.7% and fuel gallons sold increased 4.4%.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was a loss of $17.2 million in the third quarter 2018 compared to a loss of $24.3 million in the prior-year period. The net hedging loss in the third quarter 2018 was $13.0 million compared to a net hedging loss of $17.0 million in the prior-year period.

Third Quarter 2018 Results | Conference Call Information
Delek US will hold a conference call to discuss its third quarter 2018 results on Wednesday, November 7, 2018 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying today's call will be available on the investor relations tab of the Delek US' website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 7, 2019 by dialing (866) 326-3086, passcode 8782573. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter earnings conference call that will be held on Wednesday, November 7, 2018 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 295 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; expiration of offtake agreements; crude oil prices and discounts and our ability to benefit therefrom; share repurchases; synergies resulting from the Alon USA transaction including the amount and timing thereof; returning cash to shareholders; payments of dividends; growth; investments into our business; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that the combined company may be unable to fully achieve anticipated cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-

down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to obtain commitments and construct the pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Adjusted net income (loss) - calculated as net income attributable to Delek adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going operations (collectively, "Adjusting Items") recorded during the period;

•
Adjusted unrealized hedging (gains) losses - calculated as GAAP unrealized (gains) losses on commodity derivatives that are economic hedges but not designated as hedging instruments adjusted to exclude unrealized (gains) losses where the instrument has matured but where it has not cash settled as of the balance sheet date. This adjustment more appropriately aligns matured commodity derivatives gains and losses with the recognition of the related cost of materials and other. There are no premiums paid or received at the inception of the derivative contracts, and upon settlement there is no cost recovery associated with these contracts;

•
Adjusted net income (loss) per share - calculated as adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization, and adjusted to include income (loss) attributable to non-controlling interests;

•
Adjusted EBITDA - calculated as EBITDA adjusted for the identified Adjusting Items in adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization;

•	Refining margin - calculated as the difference between total refining revenues and total cost of materials and other; and

•
Refining margin per throughput barrel - calculated as refining margin divided by our average refining throughput in barrels per day multiplied by 1,000 and multiplied by the number of days in the period.

We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and they may obscure our underlying results and trends.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	September 30, 2018	December 31, 2017
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,109.1	$931.8
Accounts receivable, net	736.9	579.6
Accounts receivable from related parties	3.1	2.1
Inventories, net of inventory valuation reserves	923.9	808.4
Assets held for sale	—	160.0
Other current assets	88.4	129.9
Total current assets	2,861.4	2,611.8
Property, plant and equipment:
Property, plant and equipment	2,897.2	2,772.5
Less: accumulated depreciation	(754.8)	(631.7)
Property, plant and equipment, net	2,142.4	2,140.8
Goodwill	857.8	816.6
Other intangibles, net	105.8	101.1
Equity method investments	131.3	138.1
Other non-current assets	60.0	126.8
Total assets	$6,158.7	$5,935.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,108.1	$973.4
Accounts payable to related parties	2.2	1.7
Current portion of long-term debt	32.0	590.2
Obligation under Supply and Offtake Agreements	478.7	435.6
Liabilities associated with assets held for sale	—	105.9
Accrued expenses and other current liabilities	384.6	564.9
Total current liabilities	2,005.6	2,671.7
Non-current liabilities:
Long-term debt, net of current portion	1,830.0	875.4
Environmental liabilities, net of current portion	136.1	68.9
Asset retirement obligations	76.9	72.1
Deferred tax liabilities	175.2	199.9
Other non-current liabilities	37.8	83.0
Total non-current liabilities	2,256.0	1,299.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 90,432,492 shares and 81,533,548 shares issued at September 30, 2018 and December 31, 2017, respectively	0.9	0.8
Additional paid-in capital	1,168.8	900.1
Accumulated other comprehensive income	6.4	6.9
Treasury stock, 8,302,905 shares and 762,623 shares, at cost, as of September 30, 2018 and December 31, 2017, respectively	(356.3)	(25.0)
Retained earnings	901.5	767.8
Non-controlling interests in subsidiaries	175.8	313.6
Total stockholders’ equity	1,897.1	1,964.2
Total liabilities and stockholders’ equity	$6,158.7	$5,935.2

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017
	(In millions, except share and per share data)
Net revenues	$2,495.2	$2,370.6	$7,411.9	$4,783.4
Cost of sales:
Cost of materials and other	1,970.5	2,017.2	6,190.1	4,210.7
Operating expenses (excluding depreciation and amortization presented below)	136.4	126.7	400.7	248.5
Depreciation and amortization	41.2	40.1	119.3	93.2
Total cost of sales	2,148.1	2,184.0	6,710.1	4,552.4
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	27.6	26.5	78.9	28.0
General and administrative expenses	58.0	55.6	176.1	109.6
Depreciation and amortization	8.0	6.8	27.1	12.2
Other operating (income) expense, net	(1.7)	0.7	(9.4)	1.0
Total operating costs and expenses	2,240.0	2,273.6	6,982.8	4,703.2
Operating income	255.2	97.0	429.1	80.2
Interest expense	31.2	34.1	95.2	62.5
Interest income	(1.4)	(0.9)	(3.0)	(2.7)
Income from equity method investments	(4.0)	(5.1)	(6.9)	(9.7)
Gain on remeasurement of equity method investment	—	(190.1)	—	(190.1)
Gain on sale of business	—	—	(13.2)	—
Impairment loss on assets held for sale	—	—	27.5	—
Loss on extinguishment of debt	0.1	—	9.1	—
Other (income) expense, net	(7.5)	7.0	(7.9)	7.1
Total non-operating expenses (income), net	18.4	(155.0)	100.8	(132.9)
Income from continuing operations before income tax expense	236.8	252.0	328.3	213.1
Income tax expense	51.0	133.5	66.8	111.5
Income from continuing operations, net of tax	185.8	118.5	261.5	101.6
Discontinued operations:
Income (loss) from discontinued operations, including gain (loss) on sale of discontinued operations	0.8	(6.4)	(10.7)	(6.4)
Income tax expense (benefit)	0.3	(2.3)	(2.2)	(2.3)
Income (loss) from discontinued operations, net of tax	0.5	(4.1)	(8.5)	(4.1)
Net income	186.3	114.4	253.0	97.5
Net income attributed to non-controlling interests	6.5	10.0	29.0	19.8
Net income attributable to Delek	$179.8	$104.4	$224.0	$77.7

Basic income per share:
Income from continuing operations	$2.15	$1.35	$2.89	$1.20
Income (loss) from discontinued operations	0.01	(0.05)	$(0.20)	$(0.06)
Total basic income per share	$2.16	$1.30	$2.69	$1.14

Diluted income per share:
Income from continuing operations	$2.02	$1.34	$2.75	$1.19
Income (loss) from discontinued operations	0.01	(0.05)	$(0.19)	$(0.06)

Total diluted income per share	$2.03	$1.29	$2.56	$1.13
Weighted average common shares outstanding:
Basic	83,575,122	80,581,762	83,294,473	68,272,918
Diluted	89,021,260	81,245,405	88,369,113	68,975,974
Dividends declared per common share outstanding	$0.25	$0.15	$0.70	$0.45
(1) Certain changes to presentation of the prior period statements of income have been made in order to conform to the current period presentation, primarily relating to the addition of a subtotal entitled 'cost of sales' which includes all costs directly attributable to the generation of the related revenue, as defined by GAAP, and the retitling of what was previously referred to as 'cost of goods sold' to 'cost of materials and other'. Operating expenses and depreciation and amortization related to the wholesale business and the retail business are excluded from cost of sales because they primarily relate to costs associated with selling the products.

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018 (1)	2017 (1)	2018	2017
Cash flows from operating activities:
Net income	$186.3	$114.4	$253.0	$97.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.2	46.9	146.4	105.4
Amortization of above and below market leases, net	(1.1)	—	(1.1)	—
Amortization of deferred financing costs and debt discount	2.6	3.3	7.4	5.3
Accretion of environmental liabilities and asset retirement obligations	0.8	0.2	2.6	0.4
Amortization of unfavorable contract liability	—	(1.5)	(2.2)	(4.4)
Deferred income taxes	36.1	110.2	(34.7)	97.8
Income from equity method investments	(4.0)	(5.1)	(6.9)	(9.7)
Dividends from equity method investments	2.9	0.9	5.2	1.1
Loss on disposal of assets	—	0.7	1.3	1.0
Gain on remeasurement of equity method investment	—	(190.1)	—	(190.1)
Loss on extinguishment of debt	0.1	—	9.1	—
Gain on sale of business	—	—	(13.2)	—
Impairment of assets held for sale	—	—	27.5	—
Equity-based compensation expense	5.2	4.7	15.6	12.6
(Income) loss from discontinued operations	(0.5)	4.1	8.5	4.1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	80.8	(35.5)	(96.9)	(57.5)
Inventories and other current assets	(32.5)	(33.2)	(78.7)	(38.1)
Fair value of derivatives	48.5	8.4	(64.1)	18.9
Accounts payable and other current liabilities	6.9	79.0	50.5	6.6
Obligation under Supply and Offtake Agreement	7.5	43.3	32.2	64.1
Non-current assets and liabilities, net	(20.9)	(24.2)	(14.4)	(35.4)
Cash provided by operating activities - continuing operations	367.9	126.5	247.1	79.6
Cash used in operating activities - discontinued operations	(14.5)	(7.2)	(30.1)	(7.2)
Net cash provided by operating activities	353.4	119.3	217.0	72.4
Cash flows from investing activities:
Business combinations, net of cash acquired	—	205.3	—	200.5
Equity method investment contributions	—	(1.9)	(0.2)	(4.8)
Distributions from equity method investments	0.3	0.3	1.0	10.9
Purchases of property, plant and equipment	(85.5)	(73.4)	(228.0)	(108.4)
Purchase of intangible assets	(1.2)	(5.5)	(1.7)	(5.5)
Proceeds from sale of property, plant and equipment	5.1	—	5.4	—
Proceeds from sale of business	—	—	110.8	—
Proceeds from sales of discontinued operations	—	—	39.7	—
Cash (used in) provided by investing activities - continuing operations	(81.3)	124.8	(73.0)	92.7
Cash provided by investing activities - discontinued operations	14.5	13.5	20.0	13.5
Net cash (used in) provided by investing activities	(66.8)	138.3	(53.0)	106.2
Cash flows from financing activities:
Proceeds from long-term revolvers	179.5	347.2	1,749.1	781.7
Payments on long-term revolvers	(210.2)	(292.9)	(1,227.8)	(920.5)
Proceeds from term debt	—	—	690.6	248.1
Payments on term debt	(151.7)	(19.5)	(824.6)	(79.9)
Proceeds from product financing agreements	—	—	—	21.0
Repayments of product financing agreements	—	(3.0)	(72.4)	(9.0)
Taxes paid due to the net settlement of equity-based compensation	(2.0)	(0.5)	(10.8)	(2.7)
Repurchase of common stock	(92.1)	—	(207.4)	—
Repurchase of non-controlling interest	—	—	—	(7.3)

Distribution to non-controlling interest	(7.4)	(10.6)	(21.5)	(23.8)
Dividends paid	(21.0)	(12.3)	(58.8)	(31.3)
Deferred financing costs paid	(5.4)	(0.3)	(13.2)	(6.1)
Cash provided by (used in) financing activities - continuing operations	(310.3)	8.1	3.2	(29.8)
Cash used in financing activities - discontinued operations	—	—	—	—
Net cash provided by (used in) financing activities	(310.3)	8.1	3.2	(29.8)
Net increase in cash and cash equivalents	(23.7)	265.7	167.2	148.8
Cash and cash equivalents at the beginning of the period	1,132.8	572.3	941.9	689.2
Cash and cash equivalents at the end of the period	1,109.1	838.0	1,109.1	838.0
Less cash and cash equivalents of discontinued operations at the end of the period	—	6.3	—	6.3
Cash and cash equivalents of continuing operations at the end of the period	$1,109.1	$831.7	$1,109.1	$831.7
(1) The statements of cash flows for the three months ended September 30, 2018 and 2017 have been derived from taking the difference between the year-to-date statements of cash flows for the nine months ended September 30, 2018 and 2017 compared to the six months ended June 30, 2018 and 2017 (as previously reported on our Quarterly Reports on Forms 10-Q), respectively. Therefore, any changes in presentation that occurred in year-to-date cash flow results for the nine months ended September 30, 2018 or 2017 are reflected in the three-month periods then ended, as no retrospective changes in presentation to June 30 statements previously reported on our Quarterly Reports on Forms 10-Q have been made.

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2018
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,146.8	$100.3	$246.4	$1.7	$2,495.2
Intercompany fees and sales	228.8	63.8	—	(292.6)	—
Operating costs and expenses:
Cost of materials and other	1,937.3	105.6	204.4	(276.8)	1,970.5
Operating expenses (excluding depreciation and amortization presented below)	118.8	15.4	26.7	3.1	164.0
Segment contribution margin	$319.5	$43.1	$15.3	$(17.2)	360.7
Depreciation and amortization	33.8	6.7	5.3	3.4	49.2
General and administrative expenses					58.0
Other operating income, net					(1.7)
Operating income					$255.2
Total assets	$5,378.3	$693.6	$339.3	$(252.5)	$6,158.7
Capital spending (excluding business combinations) (1)	$51.1	$2.9	$1.9	$30.2	$86.1

	Three Months Ended September 30, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,005.5	$90.6	$213.9	$60.6	$2,370.6
Intercompany fees and sales	108.3	40.1	—	(148.4)	—
Operating costs and expenses:
Cost of materials and other	1,823.2	89.1	174.6	(69.7)	2,017.2
Operating expenses (excluding depreciation and amortization presented below)	110.5	10.7	25.8	6.2	153.2
Segment contribution margin	$180.1	$30.9	$13.5	$(24.3)	200.2
Depreciation and amortization	33.2	5.5	3.7	4.5	46.9
General and administrative expenses					55.6
Other operating expense, net					0.7
Operating loss					$97.0
Total assets (3)	$4,269.0	$422.9	$371.8	$505.4	$5,569.1
Capital spending (excluding business combinations)	$47.6	$3.8	$10.6	$6.5	$68.5

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2018
	Refining (2)	Logistics	Retail	Corporate, Other and Eliminations (2)	Consolidated
Net revenues (excluding intercompany fees and sales)	$6,331.1	$319.8	$700.8	$60.2	$7,411.9
Intercompany fees and sales	640.2	178.5	—	(818.7)	—
Operating costs and expenses:
Cost of materials and other	5,994.8	330.6	578.5	(713.8)	6,190.1
Operating expenses (excluding depreciation and amortization presented below)	346.7	42.9	76.5	13.5	479.6
Segment contribution margin	$629.8	$124.8	$45.8	$(58.2)	$742.2
Depreciation and amortization	99.1	19.7	16.8	10.8	146.4
General and administrative expenses					176.1
Other operating income, net					(9.4)
Operating income					$429.1
Capital spending (excluding business combinations) (1)	$136.3	$7.4	$6.0	$61.2	$210.9

	Nine Months Ended September 30, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$4,240.9	$270.5	$213.9	$58.1	$4,783.4
Intercompany fees and sales	125.4	116.4	—	(241.8)	—
Operating costs and expenses:
Cost of materials and other	3,888.5	266.7	174.6	(119.1)	4,210.7
Operating expenses (excluding depreciation and amortization presented below)	212.9	31.0	25.8	6.8	276.5
Segment contribution margin	$264.9	$89.2	$13.5	$(71.4)	$296.2
Depreciation and amortization	76.9	16.4	3.7	8.4	105.4
General and administrative expenses					109.6
Other operating expense, net					1.0
Operating loss					$80.2
Capital spending (excluding business combinations)	$69.6	$8.7	$10.6	$9.8	$98.7

(1)	Capital spending excludes transaction costs capitalized in the amount of $0.4 million during the nine months ended September 30, 2018, that relate to the Big Spring logistics assets acquisition.

(2)
The corporate, other and eliminations segment results of operations for the nine months ended September 30, 2018 includes Canada trading activity which was previously included and reported in the refining segment for the three months ended March 31, 2018.

(3)	Assets held for sale of $167.2 million are included in the corporate, other and eliminations segment as of September 30, 2017.

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	273	273
Total sales volume (average barrels per day)(1)	79,691	77,719	78,497	73,865
Products manufactured (average barrels per day):
Gasoline	40,663	41,986	41,417	39,313
Diesel/Jet	31,659	29,864	30,742	28,474
Petrochemicals, LPG, NGLs	3,199	2,526	2,722	2,625
Other	1,646	1,777	1,718	1,668
Total production	77,167	76,153	76,599	72,080
Throughput (average barrels per day):
Crude oil	72,845	71,332	71,161	67,213
Other feedstocks	4,713	6,619	5,867	5,981
Total throughput	77,558	77,951	77,028	73,194
Per barrel of sales:
Tyler refining margin	$19.84	$13.63	$13.47	$8.07
Tyler adjusted refining margin	$19.84	$11.86	$12.71	$8.09
Direct operating expenses	$3.57	$3.39	$3.45	$3.62
Crude Slate: (% based on amount received in period)
WTI crude oil	82.2%	83.3%	80.7%	80.7%
East Texas crude oil	17.8%	16.7%	18.4%	18.4%
Other	—%	—%	0.9%	0.9%

El Dorado, AR Refinery
Days in period	92	92	273	273
Total sales volume (average barrels per day)(2)	76,196	84,610	74,400	81,679
Products manufactured (average barrels per day):
Gasoline	30,522	37,471	33,948	37,922
Diesel	24,734	28,610	25,423	27,373
Petrochemicals, LPG, NGLs	1,012	1,776	1,236	1,728
Asphalt	5,313	6,741	5,036	6,671
Other	504	1,050	708	1,018
Total production	62,085	75,648	66,351	74,712
Throughput (average barrels per day):
Crude oil	65,975	74,733	67,688	74,098
Other feedstocks	(2,197)	2,755	237	1,915
Total throughput	63,778	77,488	67,925	76,013
Per barrel of sales:
El Dorado refining margin	$9.21	$7.48	$8.89	$7.94
El Dorado adjusted refining margin	$9.21	$7.54	$6.70	$5.85
Direct operating expenses	$4.79	$3.68	$4.92	$3.58
Crude Slate: (% based on amount received in period)
WTI crude oil	68.3%	62.3%	66.2%	63.4%
Local Arkansas crude oil	20.2%	19.0%	20.6%	18.9%
Other	11.5%	18.7%	13.2%	17.7%

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Big Spring, TX Refinery (acquired on July 1, 2017)	(Unaudited)		(Unaudited)
Days in period - based on date acquired	92	92	273	92
Total sales volume (average barrels per day) (3)	78,062	74,362	72,669	74,362
Products manufactured (average barrels per day):
Gasoline	37,587	35,990	34,931	35,990
Diesel/Jet	29,177	27,001	25,864	27,001
Petrochemicals, LPG, NGLs	3,889	3,861	3,585	3,861
Asphalt	1,713	1,213	1,808	1,213
Other	1,504	1,291	1,366	1,291
Total production	73,870	69,356	67,554	69,356
Throughput (average barrels per day):
Crude oil	72,689	69,117	66,223	69,117
Other feedstocks	828	716	947	716
Total throughput	73,517	69,833	67,170	69,833
Per barrel of sales:
Big Spring refining margin	$22.20	$11.71	$16.73	$11.71
Big Spring adjusted refining margin	$22.18	$14.93	$16.71	$14.93
Direct operating expenses	$3.78	$3.88	$4.12	$3.88
Crude Slate: (% based on amount received in period)
WTI crude oil	75.4%	75.4%	72.7%	75.4%
WTS crude oil	24.6%	24.6%	27.3%	24.6%

Krotz Springs, LA Refinery (acquired on July 1, 2017)
Days in period - based on date acquired	92	92	273	92
Total sales volume (average barrels per day) (4)	76,353	71,129	77,667	71,129
Products manufactured (average barrels per day):
Gasoline	33,103	32,383	36,028	32,383
Diesel/Jet	30,428	27,994	31,161	27,994
Heavy oils	1,031	978	1,243	978
Petrochemicals, LPG, NGLs	6,531	6,765	7,188	6,765
Total production	71,093	68,120	75,620	68,120
Throughput (average barrels per day):
Crude oil	71,746	68,998	73,410	68,998
Other feedstocks	(1,552)	(706)	1,072	(706)
Total throughput	70,194	68,292	74,482	68,292
Per barrel of sales:
Krotz Springs refining margin	$10.41	$8.18	$8.70	$8.18
Krotz Springs adjusted refining margin	$10.41	$9.43	$7.49	$9.43
Direct operating expenses	$3.98	$4.08	$3.80	$4.08
Crude Slate: (% based on amount received in period)
WTI Crude	71.6%	46.3%	62.1%	46.3%
Gulf Coast Sweet Crude	28.4%	53.7%	37.9%	53.7%

Pricing statistics (average for the period presented):	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$69.63	$48.16	$66.90	$49.31
WTI — Midland crude oil (per barrel)	$55.28	$47.37	$59.21	$48.78
WTS -- Midland crude oil (per barrel) (5)	$55.36	$47.19	$58.76	$48.16
LLS crude oil (per barrel) (5)	$74.14	$51.62	$71.06	$51.72
Brent crude oil (per barrel)	$75.76	$52.21	$72.71	$52.49

US Gulf Coast 5-3-2 crack spread (per barrel) (5)	$14.33	$15.92	$13.44	$12.46
US Gulf Coast 3-2-1 crack spread (per barrel) (5)	$17.43	$20.16	$17.02	$16.20
US Gulf Coast 2-1-1 crack spread (per barrel) (5)	$11.20	$13.63	$10.59	$11.30

US Gulf Coast Unleaded Gasoline (per gallon)	$1.98	$1.58	$1.91	$1.52
Gulf Coast Ultra low sulfur diesel (per gallon)	$2.14	$1.62	$2.06	$1.55
US Gulf Coast high sulfur diesel (per gallon)	$2.03	$1.44	$1.92	$1.40
Natural gas (per MMBTU)	$2.86	$2.95	$2.85	$3.05

(1)
Total sales volume includes 608 bpd sold to the logistics segment during the nine months ended September 30, 2018 and 869 and 851 bpd during the three and nine months ended September 30, 2017, respectively. Total sales volume also includes sales of 365 and 203 bpd of intermediate and finished products to the El Dorado refinery during the three and nine months ended September 30, 2018, respectively, and 350 and 121 bpd during the three and nine months ended September 30, 2017, respectively. Total sales volume also includes 398 and 438 bpd of produced finished product sold to the Big Spring refinery and 211 and 150 bpd sold to the Krotz Springs refinery during the three and nine months ended September 30, 2018, respectively. Total sales volume excludes 5,218 and 4,589 bpd of wholesale activity during the three and nine months ended September 30, 2018, respectively, and 3,038 and 4,536 bpd of wholesale activity during the three and nine months ended September 30, 2017, respectively.

(2)
Total sales volume includes 6,939 and 7,114 bpd of produced finished product sold to the Tyler refinery during the three and nine months ended September 30, 2018, respectively, and 460 and 674 bpd during the three and nine months ended September 30, 2017, respectively; 41,076 and 21,822 bpd of produced finished product sold to the Krotz Springs refinery during the three and nine months ended September 30, 2018, respectively; 57 and 395 bpd of produced finished product sold to the Big Spring refinery during the three and nine months ended September 30, 2018, respectively; 194 bpd of produced finished product sold to logistics segment during the nine months ended September 30, 2018, and 1,191 and 415 bpd during the three and nine months ended September 30, 2017, respectively; 167 and 273 bpd of produced finished product sold to the retail segment during the three and nine months ended September 30, 2018, respectively; and 51 and 112 bpd of produced finished product sold to Alon Asphalt Company during the three and nine months ended September 30, 2018, respectively. Total sales volume excludes 45,928 and 49,098 bpd of wholesale activity during the three and nine months ended September 30, 2018, respectively, and 23,917 and 19,726 bpd of wholesale activity during the three and nine months ended September 30, 2017, respectively.

(3)
Total sales volume includes 14,457 and 14,171 bpd sold to the retail segment, 871 and 3,103 bpd sold to the logistics segment and 1,706 and 1,584 bpd sold to Alon Asphalt Company during the three and nine months ended September 30, 2018, respectively.

(4)	Sales volume includes 38,766 and 32,671 bpd sold to the El Dorado refinery and 2,356 and 867 bpd sold to the Tyler refinery during the three and nine months ended September 30, 2018, respectively.

(5)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland. The Big Spring and Krotz Springs refineries were acquired July 1, 2017 as part of the Delek US/Alon USA Merger, so Gulf Coast 3-2-1 and 2-1-1 crack spreads, LLS and WTS statistics are presented only for the period Delek US owned these refineries.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (1)
$ in millions, except per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$19.84	$13.63	$13.47	$8.07
Adjustments:
Net inventory valuation (benefit) loss	—	(1.77)	(0.04)	0.02
Renewable bio credit allocated to refinery	—	—	(0.72)	—

Adjusted refining margin $/bbl	$19.84	$11.86	$12.71	$8.09

El Dorado (3)
Reported refining margin, $ per barrel	$9.21	$7.48	$8.89	$7.94
Adjustments:
Net inventory valuation loss	—	0.06	—	0.04
RIN waiver	—	—	(2.92)	(2.13)
Renewable bio credit allocated to refinery	—	—	(0.30)	—
Non-cash RINs inventory mark-to-market	—	—	1.03	—

Adjusted refining margin $/bbl	$9.21	$7.54	$6.70	$5.85

Big Spring (acquired July 1, 2017) (4)
Reported refining margin, $ per barrel	$22.20	$11.71	$16.73	$11.71
Adjustments:
Net inventory valuation benefit	(0.02)	—	(0.02)	—
Inventory fair value adjustment	—	3.22	—	3.22

Adjusted refining margin $/bbl	$22.18	$14.93	$16.71	$14.93

Krotz Springs (acquired July 1, 2017) (5)
Reported refining margin, $ per barrel	$10.41	$8.18	$8.70	$8.18
Adjustments:
Inventory fair value adjustment	—	1.25	—	1.25
RIN waiver	—	—	(1.49)	—
Non-cash RINs inventory mark-to-market	—	—	0.28	—

Adjusted refining margin $/bbl	$10.41	$9.43	$7.49	$9.43

(1)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(2)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There was approximately $0.0 million and $12.7 million of valuation benefit (loss) in the third quarter 2018 and 2017, respectively. There was approximately $0.9 million and $(0.4) million of valuation benefit (loss) in the nine months ended September 30, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $15.4 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment was allocated to Tyler.

(3)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were $0.0 million and $(0.5) million of valuation benefit (loss) in the third quarter 2018 and 2017, respectively. There was approximately $0.1 million and $(0.8) million of valuation benefit (loss) in the nine months ended September 30, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.

RIN waiver - In March 2018, the El Dorado refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $59.3 million recognized in the first quarter 2018 compared to $47.5 million recognized in the first quarter 2017 for a similar exemption received for the 2016 calendar year.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $6.0 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment, which was allocated to El Dorado.

Non-cash RINs inventory mark-to-market - Relates to a mark-to-market of the Renewable Identification Numbers ("RINs") inventory position. The inventory position was higher due to the waiver received by the El Dorado refinery in March 2018.

(4)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were approximately $0.2 million and $0.0 million of valuation benefit (loss) in the third quarter 2018 and 2017, respectively. There was approximately $0.4 million and $0.0 million of valuation benefit (loss) in the nine months ended September 30, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective period.

Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017, there was a $22.0 million inventory fair value charge in the three months ended September 30, 2017 that reduced margin.

(5)	Krotz Springs adjusted refining margins exclude the following items.
Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017 there was an $8.2 million inventory fair value charge in the three months ended September 30, 2017 that reduced margin.

RIN waiver - In March 2018, the Krotz Springs, Louisiana refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $31.6 million recognized in the first quarter 2018.

Non-cash RINs inventory mark-to-market - Relates to a mark-to-market of the Renewable Identification Numbers ("RINs") inventory position. The inventory position was higher due to the waiver received by the Krotz Springs refinery in March 2018.

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	59,150	60,247	56,672	59,653
Refined products pipelines	43,762	51,623	47,154	50,933
SALA Gathering System	16,704	15,997	16,705	16,160
East Texas Crude Logistics System	14,284	15,260	16,402	15,006

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	79,404	74,357	77,349	71,917
West Texas marketing throughputs (average bpd)	12,197	12,929	13,453	13,647
West Texas gross margin per barrel	$4.65	$4.00	$5.88	$3.62
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	80,687	—	79,819	—
Terminalling throughputs (average bpd) (3)	167,491	127,229	159,457	123,780

(1)	Excludes jet fuel and petroleum coke.

(2)
Throughputs for the nine months ended September 30, 2018 are for the 214 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.

(3)
Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas; our El Dorado and North Little Rock, Arkansas; and our Memphis and Nashville, Tennessee terminals. Throughputs for the nine months ended September 30, 2018 for the Big Spring terminal are for the 214 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput barrels for the nine months ended September 30, 2018 was 41.4 million barrels, which averaged 151,646 bpd for the period.

Retail Segment	Three Months Ended September 30,		Nine Months Ended September 30,
(Operations were acquired on July 1, 2017)	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Number of stores (end of period) (1)	295	302	295	302
Average number of stores	295	302	295	302
Retail fuel sales (thousands of gallons)	55,996	54,365	163,809	54,365
Average retail gallons per average number of stores (in thousands)	196	186	573	186
Retail fuel margin ($ per gallon)	$0.23	$0.20	$0.22	$0.20
Merchandise sales (in millions)	$89.7	$91.3	$258.0	$91.3
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$0.9	$0.3
Merchandise margin %	31.3%	31.4%	31.1%	31.4%

Three Months Ended September 30, 2018
Change in same-store fuel gallons sold	4.4%
Change in same-store merchandise sales	3.7%
(1) At September 30, 2018, there were 295 retail convenience stores of which 286 sold fuel.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Net Income attributable to Delek to Adjusted Net Income	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$179.8	$104.4	$224.0	$77.7

Adjustments
Net inventory valuation (gain) loss	(0.1)	(12.0)	(1.8)	1.5
Tax effect of inventory valuation	—	4.3	0.4	(0.5)
Net after tax inventory valuation (gain) loss	(0.1)	(7.7)	(1.4)	1.0

Asset write offs	—	0.7	—	0.7
Tax effect of asset write offs	—	(0.2)	—	(0.2)
Net after tax asset write offs	—	0.5	—	0.5

Adjusted unrealized hedging (gain) loss	(7.1)	4.4	3.1	4.5
Tax effect of adjusted unrealized hedging	1.6	(1.6)	(0.7)	(1.6)
Net after tax adjusted unrealized hedging (gain) loss	(5.5)	2.8	2.4	2.9

Inventory fair value adjustment	—	29.1	—	29.1
Tax effect of inventory fair value adjustment	—	(10.5)	—	(10.5)
Net after tax inventory fair value adjustment	—	18.6	—	18.6

Transaction related expenses	1.9	18.4	15.1	22.4
Tax effect of transaction related expenses	(0.4)	(6.5)	(3.2)	(7.3)
Net after tax transaction related expenses	1.5	11.9	11.9	15.1

Gain on remeasurement of equity method investment in Alon	—	(190.1)	—	(190.1)
Tax effect of gain on remeasurement of equity method investment in Alon	—	69.5	—	69.5
Net after tax gain on remeasurement of equity method investment in Alon	—	(120.6)	—	(120.6)

Deferred tax write-off	—	46.9	—	46.9
Tax effect of deferred tax write-off	—	—	—	—
Net after tax deferred tax write-off	—	46.9	—	46.9

Tax Cuts and Jobs Act adjustment (benefit) expense	(0.5)	—	2.1	—
Tax effect of Tax Cuts and Jobs Act adjustment	—	—	—	—
Net after tax Tax Cuts and Jobs Act adjustment (benefit) expense	(0.5)	—	2.1	—

Loss on extinguishment of debt	0.1	—	9.1	—
Tax effect of loss on extinguishment of debt	—	—	(2.1)	—
Net after tax loss on extinguishment of debt	0.1	—	7.0	—

Impairment loss on assets held for sale	—	—	27.5	—
Tax effect of impairment loss on assets held for sale	—	—	(0.5)	—
Net after tax impairment loss on assets held for sale	—	—	27.0	—

Gain on sale of the asphalt business	—	—	(13.2)	—
Tax effect of gain on sale of the asphalt business	—	—	2.9	—
Net after tax gain on sale of the asphalt business	—	—	(10.3)	—

Discontinued operations (income) loss	(0.8)	6.4	10.7	6.4
Tax effect of discontinued operations	0.3	(2.3)	(2.2)	(2.3)

Net after tax discontinued operations (income) loss	(0.5)	4.1	8.5	4.1

Net income attributable to non-controlling interest of discontinued operations	—	—	8.1	—
	—	—	—	—
Net after tax income attributable to non-controlling interest of discontinued operations	—	—	8.1	—

Total after tax adjustments	(5.0)	(43.5)	55.3	(31.5)

Adjusted net income	$174.8	$60.9	$279.3	$46.0

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Income per share to Adjusted Net Income per share	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Reported diluted income per share	$2.03	$1.29	$2.56	$1.13

Adjustments, after tax (per share) (1)
Net inventory valuation loss (gain)	—	(0.09)	(0.02)	0.01
Asset write offs	—	0.01	—	0.01
Adjusted unrealized hedging (gain) loss	(0.06)	0.03	0.03	0.04
Inventory fair value adjustment	—	0.23	—	0.27
Transaction related expenses	0.02	0.15	0.13	0.22
Gain on remeasurement of equity method investment in Alon	—	(1.48)	—	(1.75)
Deferred tax write-off	—	0.58	—	0.68
Tax Cuts and Jobs Act adjustment (benefit) expense	(0.01)	—	0.02	—
Impairment loss on assets held for sale	—	—	0.31	—
Gain on sale of the asphalt business	—	—	(0.12)	—
Loss on extinguishment of debt	—	—	0.08	—
Discontinued operations (income) loss	(0.01)	0.05	0.10	0.06
Net loss attributable to non-controlling interest of discontinued operations	—	—	0.09	—

Total adjustments	(0.06)	(0.52)	0.62	(0.46)
Adjustment for economic benefit of note hedge related to Senior Convertible Notes (2)	0.05	—	0.08	—
Adjusted net income per share	$2.02	$0.77	$3.26	$0.67

Shares used in computing Non-GAAP dilutive effect of convertible debt (2):
Diluted	89,021,260	81,245,405	88,369,113	68,975,974
Less: Adjustment for economic benefit of note hedge related to Senior Convertible Notes (2)	2,176,140	—	2,183,186	—
Non-GAAP Adjusted Diluted Share Count	86,845,120	81,245,405	86,185,927	68,975,974

(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.

(2) Delek US had a convertible note hedge transaction in effect to offset the economic dilution of the additional shares from the Convertible Notes that matured on September 17, 2018.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income attributable to Delek to Adjusted EBITDA	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$179.8	$104.4	$224.0	$77.7

Add:
Interest expense, net	29.8	33.2	92.2	59.8
Loss on extinguishment of debt	0.1	—	9.1	—
Income tax expense - continuing operations	51.0	133.5	66.8	111.5
Depreciation and amortization	49.2	46.9	146.4	105.4
EBITDA	309.9	318.0	538.5	354.4

Adjustments
Net inventory valuation loss (gain)	(0.1)	(12.0)	(1.8)	1.5
Asset write offs	—	0.7	—	0.7
Adjusted unrealized hedging (gain) loss	(7.1)	4.4	3.1	4.5
Inventory fair value adjustment	—	33.2	—	33.2
Transaction related expenses	1.9	18.4	15.1	22.4
Impairment loss on assets held for sale	—	—	27.5	—
Gain on sale of the asphalt business	—	—	(13.2)	—
Gain on remeasurement of equity method investment in Alon	—	(190.1)	—	(190.1)
Discontinued operations (income) loss, net of tax	(0.5)	4.1	8.5	4.1
Non-controlling interest income	6.5	10.0	29.0	19.8
Total adjustments	0.7	(131.3)	68.2	(103.9)

Adjusted EBITDA	$310.6	$186.7	$606.7	$250.5

Reconciliation of Refining Segment Gross Margin to Refining Margin	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$2,375.6	$2,113.8	$6,971.3	$4,366.3
Cost of sales	2,089.9	1,966.9	6,440.6	4,178.3
Gross margin	285.7	146.9	530.7	188.0
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	118.8	110.5	346.7	212.9
Depreciation and amortization	33.8	33.2	99.1	76.9
Refining margin	$438.3	$290.6	$976.5	$477.8

Reconciliation of Unrealized (Gains) Losses on Economic Hedge Commodity Derivatives Not Designated as Hedges to Adjusted Unrealized Hedging (Gains) Losses	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Unrealized (gain) loss on economic hedge commodity derivatives not designated as hedges	$(13.0)	$10.9	$(2.8)	$11.0
Less: Portion of unrealized (gain) loss where the instrument has matured but has not cash settled	5.9	(6.5)	5.9	(6.5)
Adjusted unrealized hedging (gain) loss	$(7.1)	$4.4	$3.1	$4.5

Investor Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366

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Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
615-435-1407